Exhibit 99

FOR IMMEDIATE RELEASE

Contact:    Stacey Calbert, Media Relations (800) 775 - 7290

BRINKER INTERNATIONAL NAMES REBECA JOHNSON
CHIEF MARKETING AND BRAND OFFICER

DALLAS (April 11, 2006) — Brinker International (NYSE: EAT), one of the world’s leading casual dining restaurant companies, announced the promotion of Rebeca Johnson to Chief Marketing and Brand Officer.

This newly created position will showcase Johnson’s proven leadership in developing strategic marketing, branding and research initiatives for Brinker’s four restaurant brands: Chili’s Grill & Bar, Romano’s Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano’s Little Italy.

Johnson joined Brinker in 2004 as Senior Vice Present of Marketing and Brand Development. She was promoted to Executive Vice President of Marketing and Brand Development in June 2005.

“Over the last two years, Becky has created a heightened awareness of consumer preferences across our enterprise,” said Doug Brooks, Chairman and Chief Executive Officer of Brinker. “Through these efforts, she has enhanced our brands’ ability to continually innovate with new products and services that fulfill our customers’ desire for a great dining experience.”

Johnson’s previous experience includes 16 years with PepsiCo, where she served as Vice President of Marketing for the Doritos and Cheetos Brands for Frito Lay North America. She also served as Vice President of Multicultural Marketing, where she led a team that developed products and programs targeting Latino audiences through product development, merchandising, advertising and grass roots marketing. She began her marketing career with Ogilvy & Mather, working on accounts such as Shell Oil and Compaq.

Rebeca Johnson is on the board of directors of the National Latina Leadership Institute. She graduated from Louisiana State University with a bachelor’s degree in communications and received a bachelor’s degree in applied business administration from Dallas Baptist University. She also holds a graduate degree in marketing from Southern Methodist University and graduated from the Advanced Management Program of Harvard Business School. She lives in Coppell, Texas, with her husband and three children.

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,500 restaurants in 24 countries and employs more than 100,000. Brinker restaurant brands include Chili’s Grill & Bar, Romano’s Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano’s Little Italy. The company was named one of FORTUNE Magazine’s Most Admired Companies in 2006 and in 2005 was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information visit www.brinker.com.

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